EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 19, 2018

Paychex, Inc. Reports Second Quarter Results

December 19, 2018

Second Quarter Fiscal 2019 Highlights

•	Total revenue increased 7% to $858.9 million.
o	Total service revenue increased 7% to $840.6 million.
o	Interest on funds held for clients increased 31% to $18.3 million.
•	Operating income increased 1% to $307.2 million.
•	Net income increased 19% to $235.8 million and adjusted net income(1) increased 20% to $235.3 million.
•	Diluted earnings per share increased 18% to $0.65 per share and adjusted diluted earnings per share(1) increased 20% to $0.65 per share.
(1)

Adjusted net income and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (December 19, 2018) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $858.9 million for the three months ended November 30, 2018 (the “second quarter”), an increase of 7% from $803.0  million for the same period last year.  Net income increased 19% to $235.8 million and diluted earnings per share increased 18% to $0.65 per share for the  second quarter.    Adjusted net income and adjusted diluted earnings per share each increased 20% to $235.3 million and $0.65 per share, respectively, for the second quarter.

Martin Mucci, President and Chief Executive Officer, commented, “The second quarter marked solid progress across our major human capital management product lines. In particular, our administrative services organization, retirement services, and time and attendance solutions performed well. We continued to experience strong demand for our professional employer organization (“PEO”) services and recently announced our agreement to acquire Oasis Outsourcing Group Holdings, L.P. (“Oasis”), the nation’s largest privately owned PEO and an industry leader in providing human resources (“HR”) outsourcing services. This acquisition will significantly advance Paychex’s leadership position in HR outsourcing and reinforces Paychex’s commitment to meet the HR technology and advisory needs of our clients and their employees.”

Mucci added, “The workplace environment is changing for many reasons, primarily due to advancements in technology coupled with an increasingly tight labor market.  We continue to deliver the tools and insights necessary for our clients to succeed today and in the future.  Recent enhancements to Paychex Flex® simplify the complexity of finding and retaining talent, optimize HR and overall business performance, and remove obstacles that stand in the way of our client’s productivity.”

Management Solutions revenue was $685.4 million for the second quarter, a 5% increase compared to the same period last year. The increase was primarily driven by increases in our client bases across many of our services. Within Management Solutions revenue, retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds. Our acquisition of Lessor Group (“Lessor”),  completed during February 2018, contributed 1% to the growth in Management Solutions revenue for the second quarter.

PEO and  Insurance  Services revenue was $155.2 million for the second quarter, an increase of 15% compared to the same period last year.  PEO and Insurance Services revenue growth was primarily driven by increases in clients and client worksite employees across our PEO business.  Insurance Services revenue growth resulted from an increase in the number of health and benefit applicants.

Prior to our adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), effective June 1, 2018, we disaggregated revenue between payroll service revenue and human resource services (“HRS”) revenue.  Payroll service revenue and HRS revenue, as previously disaggregated, increased 3% to $432.6 million and 11% to $408.0 million, respectively, for the second quarter.

Interest on funds held for clients increased 31% to $18.3 million for the second quarter, compared to the same period last year. The increase resulted primarily from higher average interest rates earned.  The funds held for clients average investment balances were flat for the second quarter compared to the same period last year, as the impact from wage inflation was offset by the impact of lower client withholdings resulting from the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2018	2017	Change	2018	2017	Change
Average investment balances:
Funds held for clients	$3,656.2	$3,660.9	—%	$3,675.5	$3,723.8	(1)%
Corporate investments	$878.9	$893.7	(2)%	$881.6	$911.7	(3)%

Average interest rates earned (exclusive of net realized losses):
Funds held for clients	2.0%	1.5%		1.9%	1.5%
Corporate investments	1.4%	1.2%		1.4%	1.2%

Total net realized losses	$(0.3)	$—		$(0.2)	$—

Total expenses increased 10% to $551.7 million for the second quarter compared to the same period last year.  Our acquisition of Lessor contributed approximately 2%  to the growth in total expenses for the second quarter. Compensation-related costs, excluding the acquisition of Lessor, contributed approximately 5%  to total expense growth for the second quarter.  Higher compensation-related costs were primarily driven by increased headcount due to investment in the sales force and technology resources, as well as increases in operations to support the growth in the business and certain service optimization initiatives.  The increase in total expenses was also driven by continued growth of our combined PEO business.

Operating income increased 1% to $307.2 million for the second quarter compared to the same period last year. Operating income, as a percentage of total revenue, was 35.8% for the second quarter, compared with 37.7% for the same period last year. Operating income for the second quarter was impacted by our increased investments in technology and certain business initiatives and the continued growth of our combined PEO business.

Our effective income tax rate was 23.8% for the second quarter compared to 34.8% for the same period last year.  The decrease in the effective income tax rate for the second quarter is primarily due to the enactment of the Tax Act.  The effective income tax rates in both periods were impacted by recognition of net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2019 Highlights

The highlights for the six months ended November 30, 2018 (the “six months”) are as follows:

•	Total revenue increased 8% to $1.7 billion.
o	Total service revenue increased 8% to $1.7 billion. HR Outsourcing Holdings, Inc. and Lessor combined contributed approximately 2% to the total service revenue growth for the six months.
o	Interest on funds held for clients increased 28% to $35.4 million.
•	Operating income increased 1% to $627.5 million.
•	Net income increased 17% to $479.4 million and adjusted net income(1) increased 19% to $477.3 million.
•	The effective income tax rate was 24.1% for the six months, compared to 34.4% for the same period last year.
•	Diluted earnings per share increased 18% to $1.33 per share and adjusted diluted earnings per share(1) increased 19% to $1.32 per share.
(1)

Adjusted net income and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of November 30, 2018 remained strong with cash and total corporate investments of $769.0 million.  Our primary source of cash is generated from ongoing operations.  Short-term borrowings totaled $57.3 million as of November 30, 2018.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends (targeting approximately 80% of net income) to our stockholders.  It is anticipated that cash and total corporate investments as of November 30, 2018, along with projected operating cash flows and available short-term financing, will support normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $497.2 million for the six months, a decrease of 4% from the same period last year. The decrease in our operating cash flows for the six months was primarily the result of fluctuations in operating assets and liabilities and non-cash adjustments, partially offset by higher net income. The fluctuations in our operating assets and liabilities were primarily due to the timing of collections and related tax payments for our combined PEO business. In addition, the increase in our cash used in operating assets and liabilities was impacted by a decrease in accrued liabilities balances in connection with the termination of certain licensing agreements.  A decrease in non-cash adjustments was primarily due to a lower provision for deferred income taxes compared to the prior year period which was impacted by the utilization of alternative minimum tax credits.

During the six months, we repurchased 0.5 million shares of our common stock for a total of $32.8 million.  In the respective prior year period, we repurchased 1.6 million shares for a total of $94.1 million.

Non-GAAP Financial Measures

	For the three months ended			For the six months ended
	November 30,			November 30,

		2017			2017
$ in millions	2018	As adjusted(1)	Change	2018	As adjusted(1)	Change
Net income	$235.8	$198.8	19%	$479.4	$409.2	17%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(0.5)	(2.6)		(3.8)	(7.6)
Revaluation of net deferred tax liabilities (3)	—	—		1.7	—
Total non-GAAP adjustments	(0.5)	(2.6)		(2.1)	(7.6)
Adjusted net income	$235.3	$196.2	20%	$477.3	$401.6	19%

Diluted earnings per share	$0.65	$0.55	18%	$1.33	$1.13	18%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	—	(0.01)		(0.01)	(0.02)
Revaluation of net deferred tax liabilities (3)	—	—		—	—
Total non-GAAP adjustments	—	(0.01)		(0.01)	(0.02)
Adjusted diluted earnings per share	$0.65	$0.54	20%	$1.32	$1.11	19%

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.
(2)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)	One-time tax charge recognized during the three months ended August 31, 2018 as a result of updated guidance on Internal Revenue Code Section 162(m). This event is not expected to recur.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted net income and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted net income and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the U.S. GAAP measures of net income and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the U.S.

GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2019 (“fiscal 2019”), is based upon current market expectations and economic conditions continuing with no significant changes. Our guidance has been revised for fiscal 2019.  Excluding the anticipated impact related to the acquisition of Oasis, our revised guidance is as follows:

•	Interest on funds held for clients is expected to increase in the range of 20% to 25%;
•	Investment income, net is anticipated to be in the range of $10 million to $15 million;
•	Net income is expected to increase approximately 4%;
•	Diluted earnings per share is expected to increase approximately 4%; and
•	Adjusted diluted earnings per share (non-GAAP) (1) is expected to increase in the range of 11% to 12%.

Other aspects of our guidance for fiscal 2019 remain unchanged from what we previously disclosed. This includes the following:

•	Management Solutions revenue is anticipated to increase approximately 4%;
•	PEO and Insurance Services revenue is anticipated to increase in the range of 18% to 20%;
•	Total revenue, including interest on funds held for clients, is expected to increase in the range of 6% to 7%;
•	Operating income, as a percent of total revenue, is anticipated to be approximately 37%;
•	The effective income tax rate for fiscal 2019 is expected to be approximately 24%; and
•	Adjusted net income (non-GAAP) (1) is expected to increase in the range of 11% to 12%.

We anticipate that the acquisition of Oasis, which is expected to close during our third fiscal quarter ending February 28, 2019, will have an incremental impact to total revenue in the range of $155 million to $175 million in fiscal 2019. Excluding one-time costs related to the acquisition, Oasis is anticipated to have minimal impact on earnings per share. One-time acquisition costs are anticipated to impact diluted earnings per share by approximately $0.03 per share in the balance of fiscal 2019.

(1)

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures. Please refer to the “Non-GAAP Financial Measures” section starting on the previous page of this press release for a discussion of these non-GAAP measures.   Fiscal 2019 growth rates for these non-GAAP measures are based on fiscal 2018 adjusted net income of $922.9 million and adjusted diluted earnings per share of $2.56, which includes the impact of the restatement of fiscal 2018 results as it relates to our adoption of ASC Topic 606 on June 1, 2018.  No assumptions were made in regards to discrete tax items in fiscal 2019 for employee stock-based compensation payments.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the second quarter within the next few days, and it will be available at http://www.paychex.com/investors.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 19, 2018 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyberattacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of the failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business process improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future litigation and legislative matters;
•	the expected impacts of the Tax Act; and
•	risks related to the integration of the businesses we acquire.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
		2017			2017
	2018	As Adjusted(1)	Change	2018	As Adjusted(1)	Change
Revenue:
Management Solutions	$685.4	$653.5	5%	$1,373.1	$1,319.4	4%
PEO and Insurance Services	155.2	135.5	15%	313.2	248.8	26%
Total service revenue	840.6	789.0	7%	1,686.3	1,568.2	8%
Interest on funds held for clients (2)	18.3	14.0	31%	35.4	27.7	28%
Total revenue	858.9	803.0	7%	1,721.7	1,595.9	8%
Expenses:
Operating expenses	264.9	248.6	7%	530.4	480.6	10%
Selling, general and administrative expenses	286.8	251.3	14%	563.8	494.9	14%
Total expenses	551.7	499.9	10%	1,094.2	975.5	12%
Operating income	307.2	303.1	1%	627.5	620.4	1%
Investment income, net (2)	2.1	1.7	17%	4.4	3.8	14%
Income before income taxes	309.3	304.8	1%	631.9	624.2	1%
Income taxes	73.5	106.0	(31)%	152.5	215.0	(29)%
Net income	$235.8	$198.8	19%	$479.4	$409.2	17%

Basic earnings per share	$0.66	$0.55	20%	$1.34	$1.14	18%
Diluted earnings per share	$0.65	$0.55	18%	$1.33	$1.13	18%
Weighted-average common shares outstanding	359.1	359.1		359.1	359.0
Weighted-average common shares outstanding, assuming dilution	361.5	361.4		361.5	361.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606 and conform with current year presentation of revenues.
(2)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

		May 31,
	November 30,	2018
	2018	As Adjusted(1)
ASSETS
Cash and cash equivalents	$510.6	$358.2
Corporate investments	248.4	66.0
Interest receivable	28.6	32.2
Accounts receivable, net of allowance for doubtful accounts	562.6	492.4
Prepaid income taxes	33.3	17.0
Prepaid expenses and other current assets	234.2	224.0
Current assets before funds held for clients	1,617.7	1,189.8
Funds held for clients	3,672.3	4,703.8
Total current assets	5,290.0	5,893.6
Long-term corporate investments	10.0	295.5
Property and equipment, net of accumulated depreciation	394.0	393.5
Intangible assets, net of accumulated amortization	128.0	141.4
Goodwill	810.6	814.0
Long-term deferred costs	354.0	361.0
Other long-term assets	15.8	16.4
Total assets	$7,002.4	$7,915.4

LIABILITIES
Accounts payable	$70.6	$73.7
Accrued compensation and related items	307.9	320.6
Short-term borrowings	57.3	—
Deferred revenue	42.5	34.6
Other current liabilities	111.2	132.9
Current liabilities before client fund obligations	589.5	561.8
Client fund obligations	3,717.3	4,734.9
Total current liabilities	4,306.8	5,296.7
Accrued income taxes	19.7	18.4
Deferred income taxes	161.6	154.4
Other long-term liabilities	89.8	89.1
Total liabilities	4,577.9	5,558.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.1 shares as of November 30, 2018 and 359.0 shares as of May 31, 2018	3.6	3.6
Additional paid-in capital	1,165.7	1,126.8
Retained earnings	1,302.6	1,262.6
Accumulated other comprehensive loss	(47.4)	(36.2)
Total stockholders’ equity	2,424.5	2,356.8
Total liabilities and stockholders’ equity	$7,002.4	$7,915.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended
	November 30,
		2017
	2018	As Adjusted(1)
OPERATING ACTIVITIES
Net income	$479.4	$409.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	72.7	65.7
Amortization of premiums and discounts on available-for-sale securities, net	27.7	33.8
Stock-based compensation costs	22.8	19.1
Provision for deferred income taxes	10.9	47.2
Provision for allowance for doubtful accounts	1.5	1.8
Net realized losses on sales of available-for-sale securities	0.2	—
Changes in operating assets and liabilities:
Interest receivable	3.6	0.7
Accounts receivable	(71.6)	(8.5)
Prepaid expenses and other current assets	(26.7)	(25.8)
Accounts payable and other current liabilities	(30.2)	(35.5)
Deferred costs	7.3	10.6
Net change in other long-term assets and liabilities	(0.4)	1.1
Net cash provided by operating activities	497.2	519.4
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(21,248.8)	(20,324.3)
Proceeds from sales and maturities of available-for-sale securities	21,364.3	20,708.7
Net change in funds held for clients’ money market securities and other cash equivalents	985.1	(1,018.0)
Purchases of property and equipment	(60.8)	(95.5)
Acquisition of businesses, net of cash acquired	—	(17.9)
Purchases of other assets	(1.0)	(4.1)
Net cash provided by/(used in) investing activities	1,038.8	(751.1)
FINANCING ACTIVITIES
Net change in client fund obligations	(1,017.6)	625.3
Net proceeds from short-term borrowings	57.3	133.4
Dividends paid	(402.7)	(358.9)
Repurchases of common shares	(32.8)	(94.1)
Activity related to equity-based plans	12.2	(1.4)
Net cash (used in)/provided by financing activities	(1,383.6)	304.3
Increase in cash and cash equivalents	152.4	72.6
Cash and cash equivalents, beginning of period	358.2	184.6
Cash and cash equivalents, end of period	$510.6	$257.2

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.

© 2018 Paychex, Inc.